Exhibit (l)

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

FOUR TIMES SQUARE

NEW YORK, NY 10036-6522

(212) 735-3000

March 21, 2008

Dividend Capital Global Real Estate Fund of Funds, L.P.

518 Seventeenth Street, 17th Floor

Denver, Colorado 80202

Re:	Dividend Capital Global Real Estate Fund of Funds, L.P. —

Registration Statement on Form N-2

Ladies and Gentlemen:

We have acted as special counsel to Dividend Capital Global Real Estate Fund of Funds, L.P., a Delaware limited partnership (the “Fund”), in connection with the issuance and sale by the Fund of up to 250,000 units of limited partnership interests in the Fund (the “Units”).

This opinion is being furnished in accordance with the requirements of Exhibit L of the Form N-2 registration statement under the Securities Act of 1933, as amended (the “1933 Act”), and the Investment Company Act of 1940, as amended (the “1940 Act”).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following:

(a) the Notification of Registration of the Fund as an investment company under the 1940 Act on Form N-8A, dated May 30, 2007, as filed with the Securities and Exchange Commission (the “Commission”) on May 30, 2007;

(b) the registration statement of the Fund on Form N-2 (File Nos. 333-143368 and 811-22074), as filed with the Commission on May 30, 2007, and as amended by Pre-Effective Amendment No. 1 thereto on August 20, 2007, Pre-Effective Amendment No. 2 thereto on January 11, 2007 and Pre-Effective Amendment No. 3 thereto on January 17, 2007 and Pre-Effective Amendment No. 4 being filed herewith under the 1933 Act and the 1940 Act (such registration statement, as so amended and proposed to be amended, being hereinafter referred to as the “Registration Statement”);

(c) the form of the Distribution Agreement (the “Distribution Agreement”) proposed to be entered into among the Fund, as issuer, Black Creek FOF Advisor LLC (the “Advisor”), as investment adviser to the Fund, and Dividend Capital Securities LLC (the “Distributor”), filed as an exhibit to the Registration Statement;

(d) the form of Selling Agent Agreement (the “Selling Agent Agreement”) proposed to be entered into among the Distributor and selected selling agents;

(e) the Certificate of Limited Partnership of the Fund, as filed with the Secretary of State of the State of Delaware on May 2, 2007, and the Amendment to the Certificate of Limited Partnership of the Fund, as filed with the Secretary of State of the State of Delaware on November 9, 2007; and

(f) certain resolutions adopted by the Board of Directors of the Fund (the “Board of Directors”) relating to the issuance and sale of the Units and related matters.

We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Fund and such agreements, certificates of public officials, certificates of officers or other representatives of the Fund and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies and the authenticity of the originals of such copies. In making our examination of documents, we have assumed that the parties thereto, other than the Fund, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the due execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. We also have assumed that the Distribution Agreement will be executed and delivered in substantially the form reviewed by us and that the Units will have been registered by the Fund’s transfer agent and registrar. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Fund and others.

Members of our firm are admitted to the bar in the State of Delaware, and we do not express any opinion as to any laws other than the Delaware Revised Uniform Partnership Act.

Based upon and subject to the foregoing, we are of the opinion that, when (i) the General Partner acting pursuant to authority delegated to it by the Board of Directors, approves the number and price of Units to be issued by the Fund; (ii) the Registration Statement becomes effective under the 1933 Act and the 1940 Act; and (iii) the Distribution Agreement has been duly executed and delivered, and the Fund has received the agreed-upon purchase price for the Units set forth in the Distribution Agreement and such resolutions of the General Partner, the Units will have been duly authorized, validly issued, fully paid and nonassessable.

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We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Opinions” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP
Skadden, Arps, Slate, Meagher & Flom LLP

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